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                                                                   EXHIBIT 11.1

                                  UROCOR, INC.
                STATEMENT OF COMPUTATION RE PER SHARE EARNINGS


                                                   YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               1996        1995         1994
                                            ----------  ----------  -----------

Net income (loss)                           $2,363,384  $  532,686  $(2,297,400)
                                            ----------  ----------  -----------
Divided by:

  Weighted average shares outstanding (1)    9,734,331   6,725,673    5,376,042
  Plus:
  Supplemental shares (2)                       97,215     569,875      727,993
                                            ----------  ----------  -----------
Total weighted average shares outstanding    9,831,546   7,295,548    6,104,035
                                            ----------  ----------  -----------
Earnings per share                          $     0.24  $     0.07  $     (0.38)
                                            ----------  ----------  -----------
                                            ----------  ----------  -----------

(1) Convertible Preferred Stock, Class A Stock and Class B Stock are reflected on an "as if converted" basis for periods prior to the Company's initial public offering. Common Stock issuable upon exercise of outstanding options and warrants is reflected using the treasury stock method.

(2) Reflects common and common stock equivalent shares issued in the 12 months prior to the Company's initial public offering at an exercise price below the public offering price of $11.00 per share. After the first three months of 1996, such common stock equivalent shares are included in the calculation of the "weighted average shares outstanding" above.